Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Zep Inc. 2010 Omnibus Incentive Plan of our reports dated November 5, 2013, with respect to the consolidated financial statements and schedule of Zep Inc. and the effectiveness of internal control over financial reporting of Zep Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 11, 2014